Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-45949, File No. 333-68855, File No. 333-77111, and File No. 333-73240) of our report dated February 6, 2002 relating to the consolidated financial statements, which appears in the 2001 Annual Report to Shareholders of PMA Capital Corporation, which is incorporated by reference in PMA Capital Corporation's Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the incorporation by reference of our report dated February 6, 2002 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
Philadelphia, PA
March 19, 2002